EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, N. E.

Washington, DC 20549

Gentlemen:

We have read the statements made by Husker Ag, LLC (the “Company”), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about April 5, 2006.

We agree with the statements made with regard to BKD, LLP that:

1.	The Company terminated BKD, LLP as its independent auditors effective March 31, 2006.

2.	BKD, LLP audited the Company’s financial statements for each of the five years in the period ended December 31, 2005.

3.	The reports of BKD, LLP on its audits of the Company’s financial statements as of and for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

4.	From the inception of BKD, LLP serving as the Company’s independent auditors through April 5, 2006, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of BKD, LLP, would have caused BKD, LLP to make reference to the subject matter of the disagreement in connection with its report, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

5.	The Company has provided BKD, LLP with a copy of the disclosure pursuant to Item 4.01 of Form 8-K which we understand the Company will file with the Commission.

6.	BKD, LLP is furnishing the Company with this letter addressed to the Commission to be filed as an Exhibit to Form 8-K.

We have no information or other basis to, and do not, agree or disagree with any other statements made by the Company in such Form 8-K.

                    /s/ BKD, LLP

Lincoln, Nebraska

April 5, 2006